Exhibit 10.3

PARTICIPATION AGREEMENT
[REDACTED]

This Participation Agreement (“Agreement”) is made and entered into effective as of the 11th day of November, 2008 by and between LLOG Exploration Offshore, Inc. (“LLOG”), and Ridgewood Energy Corporation (“Ridgewood”).  LLOG and Ridgewood are sometimes hereafter referred to collectively as “Parties” and individually as “Party.”

RECITALS

WHEREAS, LLOG has identified a prospect on the REDACTED (“Contractually Pooled Area” or “CPA”); and,

WHEREAS, LLOG has acquired Oil & Gas Lease [Redacted} (“Redacted Lease”) covering all of Galveston Area, Redacted and has entered into an Option Agreement (“Option Agreement”) with Apache Corporation (“Apache”) on Oil & Gas Lease OCS-G [Redacted] (“Redacrted Lease”) covering the Redacted and the Redacted of Galveston Area, {Redacted].  Both the Redacted Lease and the Redacted Lease are further described on the attached Exhibit “A”; and,

WHEREAS, under the terms of the Option Agreement, Apache and LLOG created the CPA from the surface of ocean down to 11,500 feet TVD and, in lieu of farming out, Apache has elected to participate with a 50% contractual working interest in the CPA.  LLOG currently owns the other 50% contractual working interest in the CPA; and,

WHEREAS, LLOG and Apache plan to drill the OCS-G Redacted (“Initial Test Well” or “ITW”) to a depth of 10,500 feet TVD to test the Redacted formations (“Objective Depth”).  The ITW shall be drilled as a straight hole at a surface location of 900’ FNL and 7,444’ FWL of the Redacted Lease; and,

WHEREAS, LLOG has offered to Ridgewood the opportunity to participate in the drilling of the ITW, and Ridgewood has accepted LLOG’s offer and has agreed to bear thirty-three and 1/3rd percent (33.3333%) of the drilling costs (“Participating Interest”) of the ITW in order to earn a fifty percent (50%) record title interest in the Redacted Lease and a twenty-five percent (25%) contractual working interest in the ITW and CPA.

NOW, THEREFORE, in consideration of the mutual covenants and agreement herein contained, the Parties hereto agree as follows:

1.             REIMBURSABLE LAND COSTS

Within five (5) business days after the execution of this Agreement, Ridgewood shall reimburse LLOG $254,400 for its 50% share of the “Sunk Land Costs”. The Sunk Land Costs for the Lease are $250,000 to acquire the Redacted Lease, $28,800 in rentals, $30,000 for a license on the Shallow Hazard Data and $200,000 for G&G costs.

2.             ASSIGNMENT OF RECORD TITLE

Within three (3) business days from receipt of the Sunk Land Costs, LLOG shall execute and deliver to Ridgewood an Assignment of Record Title Interest delivering to Ridgewood a 50% of 6/6ths Record Title Interest in the Redacted Lease.  The Assignment shall be without warranty of title, either express or implied, except by, through and under LLOG, but not otherwise. Additionally, such Assignment shall be subject to the approval of the authorized officer of the U.S. Mineral Management Service (“MMS”). The Assignment shall be prepared with an attached Exhibit “A” thereto, with said Exhibit “A” being a mutually acceptable assignment form which can be executed by the parties and recorded in the appropriate County/Parish, as applicable.  The Assignment shall be subject to;

1.	The Option Agreement (attached hereto as Exhibit “B”).
2.	The September 1, 2008 Offshore Operating Agreement (“OOA”) between LLOG and Apache, covering the CPA, and ratified by Ridgewood.
3.
A 1% overriding royalty interest in favor of Seitel Data, Ltd proportionately reduced amongst the participating parties in the CPA and/or Redacted Lease outside the CPA.  By letter dated July 22, 2008, Seitel agreed to pool their overriding royalty interest in the CPA, giving them a 0.5% in the CPA and a 1% in the redacted Lease outside the CPA.  Ridgewood’s net revenue interest in the CPA and the Redacted Lease is set forth on Exhibit “A”.

LLOG and Ridgewood agree to execute any necessary documents and take all other actions reasonably necessary, if any, to assist in the MMS approval process.

3.             INITIAL TEST WELL

Ridgewood agrees to assume their Participating Interest in the costs to drill and evaluate the ITW to “Casing Point”.  The Authority for Expenditure (“AFE”) to drill the ITW is attached hereto as Exhibit “C”.  Concurrent with the execution of this Agreement, the parties agree to approve and execute the formal AFE.  As used in this Agreement, "Casing Point" shall mean that point in time when the ITW has been drilled to Objective Depth and after all logs, cores and other approved tests contemplated in the AFE have been conducted which are necessary to reach the decision for further operations in the ITW, and the results thereof have been furnished to all of the Parties, along with Operator’s recommendation.

Ridgewood will pay its Participating Interest in the ITW until such time as the ITW reaches Casing Point or the actual costs to drill and evaluate the ITW reaches 110% of the AFE (“Promote Cap”), whichever occurs first. Thereafter, Ridgewood’s costs in the ITW, completion, facility, pipeline, and or plugging and abandonment (if applicable) shall be based on a twenty-five percent (25%) working interest.

LLOG, as Operator, shall have the right to require Ridgewood to pay advances in accordance with the terms of the COPAS attached to the Offshore Operating Agreement described herein.

4.             SUBSTITUTE WELL

If during the drilling of the ITW, LLOG encounters impenetrable substances or conditions, including loss of hole due to mechanical difficulties, which in the opinion of a reasonably prudent operator under the same or similar conditions, would render further drilling impracticable or hazardous and the condition prevents further drilling of the ITW, LLOG may commence a “Substitute Well”, provided the drilling operations on such Substitute Well are commenced within one hundred eighty (180) days after release of the drilling rig from the ITW.  However, with respect to such Substitute Well, the Promote Cap applicable to the original AFE shall not be adjusted upward in the event the cumulative costs of the ITW and the Substitute Well, as the case may be, exceed the original Promote Cap.

5.             OFFSHORE OPERATING AGREEMENT

The ITW shall be drilled in accordance with the OOA which is attached hereto as Exhibit “D”.  Sent in conjunction with, and as a condition to this Agreement is a Ratification and Joinder of Offshore Operating Agreement (“Ratification”).  Contemporaneously with the execution of this Agreement, Ridgewood agrees to execute the Ratification and return three (3) signature pages to LLOG.  LLOG shall endeavor to obtain Apache’s signature on the Ratification and shall furnish Ridgewood with one fully executed original.  All operations on the Initial Test Well and any and all subsequent operations on the CPA shall be conducted in accordance with the terms and provisions of the OOA.  As between LLOG and Ridgewood, if there are any conflicts between this Agreement and the OOA, the terms and provisions of this Agreement shall prevail and govern.  As to that portion of the Redacted Lease not within the CPA, LLOG and Ridgewood shall be deemed to be bound under the terms of an Operating Agreement identical in terms to the OOA with an Exhibit “A” covering that portion of the Redacted Lease not within the CPA and with the Parties being LLOG 50% and Ridgewood 50%.

6.             OPTION AGREEMENT

The Option Agreement attached hereto also gives LLOG the right, subject to capacity, to take production from the CPA to Apache’s facility in Redacted.  The terms and fees are defined therein.  Also, the Option Agreement gives LLOG the right to  earn  i) 50% of Apache’s right, title and interest in and to the REDACTEd of  Redacted, limited from the surface down to 11,500’ TVD, and ii) the Redacted by drilling an Additional Well either on that tract or the Redacted.  Such Additional Well is to be drilled to the Redacted.  Ridgewood shall be subject to all of the terms and conditions of the Option Agreement and shall be entitled to their share of any and all benefits granted in the Option Agreement including the aforementioned production handling arrangement, the earning rights, and the option to participate in any proposed Additional Well.

7.             INFORMATION REQUIREMENTS

During the drilling of the ITW, LLOG shall deliver to Ridgewood the information shown on the attached Exhibit “E”.

8.             TIMELY OPERATIONS

Ridgewood understands that the [Redacted] Lease is beyond its primary term and is subject to a Suspension of Operations (“SOO”) granted by the MMS.  Said SOO expires November 30, 2008 and LLOG shall attempt to get an extension of said SOO through December 2008.  LLOG will use the Noble Lester Pettus rig to drill the ITW as soon as such rig is finished with its operations on another LLOG owned block.  LLOG shall not be liable to Ridgewood or suffer any penalties for failure to spud the ITW before the expiration of the SOO (or any extensions thereof).  Notwithstanding anything contained herein to the contrary, should LLOG not spud the ITW prior to the expiration of the SOO (or any extensions thereof), all commitments and obligations will herein will cease and Ridgewood will reassign all of its interest to LLOG and LLOG will refund to Ridgewood all Sunk Land Costs previously paid by Ridgewood to LLOG.

9.             TERM

This Agreement shall terminate at such time as 1.) the ITW has reached Objective Depth, and 2.) the Assignment provided for in Article 4 has been filed and accepted by the Minerals Management Service.  Thereafter all operations to be conducted for the joint benefit of the Parties shall be subject to the OOA.

10.           MISCELLANEOUS

This agreement shall be deemed for all purposes as prepared through the joint efforts of the parties and shall not be construed against one party or the other as a result of the preparation, submittal, or other event of negotiation, drafting, or execution hereof.

The section headings used herein are for convenience only and shall not be construed as having any substantive significance or as indicating that all of the provisions of this Agreement relating to any particular topic are to be found in any particular section.

In the event this Agreement or the operations, or any part thereof, contemplated hereby are found to be inconsistent with or contrary to any laws, rules, regulations or orders, the laws, rules, regulations or orders shall be deemed to control and this Agreement shall be regarded as modified accordingly and as so modified shall continue in full force and effect.

Any amendments, changes or modifications to the rights and obligations of the Parties shall be in writing and shall be effective only when agreed in writing by all Parties.

This Agreement, together with all of its exhibits, is intended by the Parties to be a complete and final statement of the agreement of the Parties with respect to the subject matter hereof, and supersedes any prior oral or written statements or agreements between the Parties hereto.

This Agreement is subject to that certain Offer to Participate dated November 6, 2008, and Conditional Letter of Acceptance dated November 6, 2008, between Ridgewood and LLOG.

11.           NOTICES

All notices, requests or demands to be given under this Agreement shall be in writing and directed to the persons at the  following address/contact information:

LLOG Exploration Offshore, Inc.
11700 Katy Freeway, Suite 295
Houston, Texas  77079
Attn:  Mr. K. Scott Spence
Phone:  (281) 752-1106
Fax:  (281) 752-1190
Email: scotts@llog.com

Ridgewood Energy Corporation
11700 Katy Freeway, Suite 280
Houston, TX 77079
Attention:  Mr. W. Greg Tabor
Phone: (281) 293-8449
Fax:  (281) 293-7705
Email: gtabor@ridgewoodenergy.com

12.           BINDING EFFECT

The terms and provisions hereof shall be binding upon and inure to the benefit of LLOG and Ridgewood, and their respective heirs, legal representatives, successors and assigns, and shall be covenants running with the [Redacted] Lease, the [Redacted] Lease and/or the CPA, as applicable.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the date first set forth above.

LLOG EXPLORATION OFFSHORE, INC.

/s/ K. Scott Spence
K. Scott Spence
Land Manager – GOM Shelf

RIDGEWOOD ENERGY CORPORATION

/s/ W. Greg Tabor
W. Greg Tabor
Executive Vice President

EXHIBIT “A”
Attached to and made a part of that certain
Participation Agreement dated November 11, 2008
by and between LLOG Exploration Offshore, Inc.,
Ridgewood Energy Corporation

Description of Leases:

REDACTED

Description of Contractually Pooled Area:

REDACTED

Net Revenue Interest:

82.8333% of 6/6ths in the Contractually Pooled Area (1/6 Royalty to MMS and 0.5% overriding royalty to Seitel)

82.3333% of 6/6ths in the Redacted Lease outside the Contractually Pooled Area (1/6 Royalty to MMS and 1.0% overriding royalty to Seitel)